Exhibit 99.1

Cohesant Technologies Reports Record Sales and Earnings For Fiscal 2004 Second Quarter and First Half

    INDIANAPOLIS--(BUSINESS WIRE)--June 16, 2004--Cohesant Technologies Inc. (Nasdaq:COHT) today reported the highest quarterly sales and earnings per share since its founding in 1994. Cohesant also reported record sales and earnings for the six month period ended May 31, 2004.
    For the quarter ended May 31, 2004, net sales increased 23.5% to $5,290,141 from $4,284,650 for the same quarter last year. Net income for the quarter was $529,153, an increase of 56.4% over the $338,391 reported in the previous year. On a fully diluted per share basis, net income was $.20 in the current quarter compared to $.13 last year. Sales of Coatings and Grouts were up over 36% and sales of Equipment and Parts increased more than 18% from the same quarter last year.
    For the first six months of fiscal 2004, net sales increased 19.7% to $9,525,591 from $7,955,878 for the same period last year. Net income for the first half was $817,653, an increase of 46.1% over the $559,625 reported in the previous year. On a fully diluted per share basis, net income was $.31 in the current period compared to $.22 last year. Sales of Coatings and Grouts were up more than 41% and sales of Equipment and Parts increased over 12% from same period last year.
    Morris H. Wheeler, the Company's President and Chief Executive Officer, stated, "Cohesant has exceeded $5 million in quarterly sales and earned $0.20 on a fully diluted per share basis for the first time in its history. Coatings sales are on a record setting pace on an annualized basis and strong International sales continue to energize Glas-Craft's Equipment sales. While we are pleased with our current performance and the returning strength of our markets, there remains room for improvement in Glas-Craft's Domestic market. In that regard, we are encouraged by sales volume building under the Supply Agreement executed with Bondo Corporation late last year. Glas-Craft delivered 15 systems during the first half of the year and 28 systems are scheduled for delivery during the second half of the year. The total contract anticipates approximately $700,000 in additional system sales under the contract through September 2005. We are hopeful that we can continue our successes in Coatings and International Equipment sales and make additional progress this year in revitalizing our Domestic Equipment Market."
    Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized dispense equipment and specialty coating products through its two subsidiaries: Glas-Craft, Inc., and Raven Lining Systems, Inc. Glas-Craft and, to a limited extent, Raven Lining Systems manufactures dispense equipment for applying plural component materials such as polyesters, polyurethanes, polyureas, and epoxies. Raven Lining Systems, Inc., manufactures and sells the Raven and AquataPoxy line of high-performance coating systems. These systems provide corrosion protection and structural renewal when coating and rehabilitating all types of infrastructure in water, wastewater and industrial markets.



                            (Table follows)


                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                               Three Months Ended  Three Months Ended
                                  May 31, 2004        May 31, 2003
----------------------------------------------------------------------
Net sales                           $5,290,141          $4,284,650

Income before income taxes             841,671             522,541

Net income                          $  529,153          $  338,391
Basic and diluted net income
 per share                          $     0.20          $     0.13
Average number of common
shares outstanding:
   Basic                             2,587,632           2,580,778
   Diluted                           2,674,499           2,595,050

----------------------------------------------------------------------
                                 Six Months Ended    Six Months Ended
                                   May 31, 2004        May 31, 2003
----------------------------------------------------------------------
Net sales                           $9,525,591          $7,955,878

Income before income taxes           1,301,426             877,230

Net income                          $  817,653          $  559,625
Net income per share
   Basic                            $     0.32          $     0.22
   Diluted                          $     0.31          $     0.22
Average number of common
shares outstanding
   Basic                             2,584,779           2,572,842
   Diluted                           2,671,495           2,591,871


    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispensing systems and a reduction in growth of markets for the Company's epoxy coating systems.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-871-7611